Exhibit 99.1

BYRNA TECHNOLOGIES REPORTS FY 2021 THIRD QUARTER RESULTS

ANDOVER, MA – October 8, 2021 - Byrna Technologies Inc. (NASDAQ: BYRN) (“Byrna” or “the Company”) today announced financial results for its fiscal third quarter ended August 31, 2021 (“Q3 FY21”).

Third Quarter 2021 Highlights

Financial

●	Revenues rose 107.3% to $8.7 million from $4.2 million in last year’s third quarter
●	Gross profit increased by 129.6% to $4.9 million from $2.1 million in last year’s third quarter
●	Gross margin improved to 56.2% from 50.7% in last year’s third quarter
●	Available cash of $58.4 million at August 31, 2021

Operational

●	Acquired assets of Ballistipax® and introduced “Byrna Shield” product line
●	Introduced new products ranging from a price point personal safety alarm at $29.99 to the Byrna Mission-4 and Byrna Shield at $899
●	Commenced sales of Byrna products at 82 Bi-Mart stores in the Pacific Northwest
●	Commenced sales on Amazon.com e-commerce platform

“Growing brand awareness, the introduction of new Byrna products and increased international sales drove the increase in Q3 FY21 net revenues,” said Bryan Ganz, CEO of Byrna. “Although sales were anchored by our e-commerce platform, we started to experience strong growth in international dealer sales. Revenue growth in Q3FY21 did not include any material contribution from Byrna’s dedicated Amazon store that commenced sales in late August 2021, however, we expect to see Amazon become an increasingly important sales channel over time. Over the last month Amazon sessions grew from approximately 750 per day the first week of September to approximately 3,000 sessions per day the last week of September. While this is still only 15% of the daily sessions on Byrna’s own website, it is growing rapidly and we expect to see traffic to our Amazon storefront ultimately equal or exceed traffic to the Byrna website. We continued to expand our brick-and-mortar retail presence during Q3FY21, with the commencement of sales of the Byrna HD, ammo and accessories at 82 Bi-Mart locations in the Pacific Northwest.”

Mr. Ganz continued, “Gross profit rose at faster rate than net revenue in Q3FY21, up 130% from last year’s third quarter, as gross profit margins climbed year over year. These higher gross profit margins were the result of continued manufacturing efficiencies and the introduction of higher margin products – partially offset by an increase in lower margin international dealer sales. These production efficiencies are the result of continued investment in our production facilities, processes and people – each of which is vital to advance our long-term growth strategy. With the funds available from our recent capital raise, resulting in the strongest balance sheet in our history, we are finally in the position to make these necessary investments.”

Third Quarter 2021 Business Overview

Revenues increased 107.3% to $8.7 million in Q3FY21 from $4.2 million in the third quarter of 2020 (“Q3FY20”). The year over year increase was driven by higher e-commerce and international sales and an expanded product range. Gross profit rose to $4.9 million, or 56.2% of reported net revenue, in Q3FY21. This was up from a gross profit of $2.1 million, or 50.7% of net revenue, in Q3FY20. The improvement was largely driven by higher sales volumes, the introduction of higher margin products and improved operating efficiencies in the Company’s US production facility.

Operating expenses rose to $6.7 million in Q3FY21 from $2.7 million in Q3FY20 as the Company added people and infrastructure required to support the Company’s growth. Specifically, payroll related costs increased by $1.5 million as the Company added several critical positions and acquired employees in the acquisition of both Mission Less Lethal and Ballistipax. Non-cash stock compensation costs also increased by $1.0 million from Q3FY2020, reflecting long-term incentive stock compensation programs for a number of key management personnel.

Higher sales volumes drove increases in variable expenses such as freight, which increased by $0.3 million from Q3FY20. The Company also incurred $0.25 million in one-time legal costs incurred to protect Byrna’s intellectual property from infringement. With the Company’s rapid growth and the listing on Nasdaq, the cost of D&O insurance increased by $0.3 million. The Company also incurred higher public company costs as a result of our listing on Nasdaq. Additionally, R&D expenditures continued to climb as the Company kicked off the development of several new products which we expect to commercialize in 2022.

Net loss in Q3FY2021 was $(1.8) million, or $(0.08) per share, compared to a net loss of $(0.6) million, or $(0.04) per share, in Q3FY2020, due primarily to the higher operating expenses outlined above. For the three quarters ending August 30, 2021 the Company is reporting net loss of $(75,000). Backing out long-term stock-based compensation, non-GAAP net loss1 for Q3FY2021 was $(0.9) million or $(0.04) per share, bringing non-GAAP adjusted net income for the year-to-date to $2.4 million, or $0.07 per share.

Financial Position as of August 31, 2021:

●	Total cash of $58.5 million, including $0.1 million of restricted cash, up from total cash of $9.7 million at November 30, 2020, including restricted cash of $6.5 million
●	Total assets of $76.3 million, up from $21.2 million at November 30, 2020
●	No current or long-term debt

1 See non-GAAP financial measures at the end of this press release for a reconciliation and a discussion of non-GAAP financial measures.

FY 2021 Outlook

For FY 2021 ending November 30, 2021, Byrna reiterated its revenue guidance of $40 - $42 million, reflecting year-over-year growth of approximately 146% at the mid-point of the range. The guidance is based on the Company's current order flow, and the growth expected from: (1) the recent and planned introduction of new products; (2) increased availability of ammo (after shortages in prior periods); (3) additional e-commerce sales via a dedicated Amazon store that kicked off in late August 2021; (4) anticipated increases in international sales; and (5) broader brand awareness among consumers

Gross margin for FY 2021 is expected to range between 53% - 56%, as compared to gross margin of 45.3% in FY 2020. The anticipated improvement in gross margin is expected to be supported by the introduction of new higher margin products, including the recent launch of the Byrna SD and planned launches of the Byrna SD XL and the shoulder-fired launchers acquired in the Mission acquisition including the Byrna TCR and Byrna MLR.

Q3 FY21 New Product Introductions

●

Byrna Banshee military-grade, 130dB* personal safety alarm: entry level product and our first product that is forward-facing; capable of producing an ear-piercing alert designed to draw attention and thwarts potential attacks.

●

Byrna Eco-Kinetic .68 caliber round: one of the lowest priced non-lethal rounds on the market. Water-soluble round designed to dissolve completely when left out in the elements, making it truly environmentally friendly.

●

Byrna SD Launcher: based on the popularity of the Byrna HD, which has sold more than 100,000 units over the past two years, the Byrna SD is the natural evolution of Byrna’s handheld personal security device.

●	Byrna Mission-4 High-Capacity Rifle: expands our brand to law enforcement and private security; premium priced product identifies and caters to our most engaged customers.

●	Byrna Shield Ballistic Backpack: features a concealed, patented, rapidly deployable ballistic body armor system, hidden securely within a rugged yet comfortable backpack.

Q4 FY 21 New Marketing Campaigns

With the recent capital raise, Byrna is now able to kick off a number of new and exciting marketing campaigns in the 4th quarter including;

●	Billboards – Starting on October 11th Byrna will Launch in 5 markets – San Diego, Kansas City, Dallas, St Louis, Orlando

●	Direct Mail – In October Byrna will be sending out more than 350,000 pieces of direct mail

●	Outsourced Email Media Buy- Byrna will be sending emails to more than 500,000 gun enthusiasts

●	Influencers - 10-15 anchor influencers to launch content in October and another 25-30 in November

●	SMS Text Message Marketing Campaign

●	Print Media Advertising – Gun Digest, Conceal Carry and Recoil magazines among others

FY 2022 Planned Introductions

The below launchers are designed to utilize Byrna’s patented fintail projectiles. These projectiles, which are designed to spin-stabilize in flight, are significantly more accurate, carry greater payloads and travel at higher speeds over longer distances than traditional round ball projectiles.

●

Pump Action Launcher (PAL) - Operating like a pump action shotgun, the PAL is being designed to offer law enforcement the ability to disarm a threat at distances of up to 150 feet without the need to use lethal force. Byrna demonstrated the capabilities of this launcher in June in Los Angeles County where representatives of several Police and Sherriff’s departments test-fired a prototype PAL.

●

Byrna PE - The Byrna PE will be designed to provide civilians and security professionals with an easy to carry, compact handheld launcher capable of firing up to ten highly accurate payload rounds from a single magazine.

In addition to the launchers described above that will utilize Byrna’s patented fintail projectiles, Byrna expects to shortly introduce a 12-gauge round that will allow the .68 caliber fintail projectile to be fired from any 12-gauge shotgun. This will allow the owners of almost 100 million shotguns in the United States alone to take advantage of Byrna’s patented and highly effective .68 caliber non-lethal fintailed round without having to spend as much as $1,000 to purchase the Byrna PAL. Byrna expects these rounds to retail for approximately $7.00 per round.

Conference Call

Byrna Technologies will host a conference call later this morning at 9:00 am ET to review these results. To listen to the call live, dial (201) 493-6744 or (877) 445-9755 and ask for the Byrna Technologies call. The question-and-answer portion of the call will be open to industry research analysts. To listen to a simultaneous webcast of the call, please visit ir.byrna.com ten minutes prior to the start of the call and click on the Investors section to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on Byrna Technologies’ website for thirty days.

About Byrna Technologies Inc.

Byrna is a technology company, specializing in the development, manufacture, and sale of innovative non-lethal personal security solutions. For more information on the Company, please visit the corporate website here or the Company’s investor relations site here. The Company is the manufacturer of the Byrna® HD personal security device, a state of the art handheld CO2 powered launcher designed to provide a non-lethal alternative to a firearm for the consumer, private security, and law enforcement markets. To purchase Byrna products, visit the Company’s e-commerce store www.byrna.com or www.amazon.com.

Forward Looking Information

This news release contains "forward-looking statements" within the meaning of the securities laws. All statements contained in this news release, other than statements of current and historical fact, are forward-looking. Often, but not always, forward-looking statements can be identified by the use of words such as "plans," "expects," "intends," "anticipates," and "believes” and statements that certain actions, events or results "may,” "could,” "would,” "should,” "might," "occur," or "be achieved," or "will be taken.” Forward-looking statements include descriptions of currently occurring matters which may continue in the future. Forward-looking statements in this news release include but are not limited to the Company’s statements related to its revenue and gross profit margin projections, future order fulfillment, anticipated order flow, growth expectations, dealer stocking, plans for introduction of new products, anticipated product features and timeline including the traffic and sales anticipated from the Company’s new Amazon store, the success of our investment of capital in advancing long term growth, the success of our long term incentive compensation plans in facilitating retention and recruitment, success and timing of new product development and introduction, our anticipated growth and margin contributors, our success in appealing to new markets including by offering a broader range of products, and our plans for new marketing campaigns, and other plans and expectations discussed. Forward-looking statements are not, and cannot be, a guarantee of future results or events. Forward-looking statements are based on, among other things, opinions, assumptions, estimates, and analyses that, while considered reasonable by the Company at the date the forward-looking information is provided, inherently are subject to significant risks, uncertainties, contingencies, and other factors that may cause actual results and events to be materially different from those expressed or implied.

Any number of risk factors could affect our actual results and cause them to differ materially from those expressed or implied by the forward-looking statements in this news release, including, but not limited to, disappointing market responses to current or future products or services or to related marketing campaigns, shortages of materials needed by our suppliers, including suppliers of plastic components, or by us, the potential disruption of production, distribution, or marketing for any reason including but not limited to competitive factors or issues related to the pandemic (particularly with respect to our production and suppliers in South Africa where the province in which we and our chemical irritant supplier are located is experiencing a severe outbreak), civil unrest, supply chain shortages or interruptions, including material shortages, that could affect our extended supply chain, unavailability of parts, particularly parts sourced from limited or sole source providers, reduced air freight capacity, or otherwise; determinations by dealers, distributors or other third party controlled distribution channels, including Amazon, not to carry our products, potential cancellations of existing or future orders including as a result of any fulfillment delays, introduction of competing products, negative publicity, the recent safety alert, product recalls, litigation, enforcement proceedings or other regulatory or legal developments; changes in consumer or political sentiment or the law regulating the Company's products or other regulatory factors including the impact of commerce and trade laws and regulations including export related matters or sanctions or embargos that could affect the Company’s supply chain or markets; larger than expected demand for the previously announced technical factory safety update, product design or manufacturing defects and related product recalls, future restrictions on the Company’s cash resources impacting the availability of sufficient cash to meet operating expenses, other costs of goods or sales, and increased costs of production or sales and other events that could potentially reduce demand for the Company's products or result in order cancellations. The order in which these factors appear should not be construed to indicate their relative importance or priority. We caution that these factors may not be exhaustive; accordingly, any forward-looking statements contained herein should not be relied upon as a prediction of actual results. Investors should carefully consider these and other relevant factors, including those risk factors in Part I, Item 1A, (“Risk Factors”) in our most recent Form 10-K and the updated risk factors delineated in Part 1, Item 1A of our Form 10-Q for the quarter ended May 31, 2021, should understand it is impossible to predict or identify all such factors or risks, should not consider the foregoing list, or the risks identified in our SEC filings, to be a complete discussion of all potential risks or uncertainties, and should not place undue reliance on forward-looking information. The Company assumes no obligation to update or revise any forward-looking information, except as required by applicable law.

Contact: Byrna Technologies Inc. Lisa Wager, Chief Legal Officer 978-665-2721	Investor Relations Counsel: The Equity Group Inc. Devin Sullivan 212-836-9608 dsullivan@equityny.com Ilana Portner 215-906-7380 iportner@equityny.com

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Amounts in thousands except share and per share data)

(Unaudited)

	For the Three Months Ended		For the Nine Months Ended
	August 31,		August 31,
	2021	2020	2021	2020
Net revenue	$8,703	$4,198	$30,997	$5,537
Cost of goods sold	(3,815)	(2,069)	(13,807)	(2,926)
Gross profit	4,888	2,129	17,190	2,611
Operating expenses	6,692	2,686	17,382	5,644
LOSS FROM OPERATIONS	(1,804)	(557)	(192)	(3,033)
OTHER INCOME (EXPENSE)
Foreign currency transaction gain (loss)	(115)	(9)	78	(19)
Accretion of debt discounts	—	—	—	(755)
Interest income (expense)	13	—	(24)	(233)
Loss on extinguishment of debt	—	—	—	(6,027)
Warrant inducement expense	—	—	—	(845)
Other income - forgiveness of Paycheck Protection Program loan	—	—	190	—
Other financing costs	(9)	—	(18)	—
(LOSS) INCOME BEFORE INCOME TAXES	(1,915)	(566)	34	(10,912)
Income tax provision	(74)	—	109	—
NET LOSS	(1,841)	(566)	(75)	(10,912)

Foreign exchange translation (loss) gain for the period	(55)	20	123	116
COMPREHENSIVE LOSS	$(1,896)	$(546)	$48	$(10,796)

Net loss per share - basic and diluted	$(0.08)	$(0.04)	$(0.06)	$(0.91)
Weighted-average number of common shares outstanding during the period	22,047,571	13,493,676	18,269,360	12,015,065

BYRNA TECHNOLOGIES INC.

Condensed Consolidated Balance Sheets

(Amounts in thousands except share and per share data)

(Unaudited)

	August 31,	November 30,
	2021	2020
	Unaudited
ASSETS
CURRENT ASSETS
Cash	$58,421	$3,175
Restricted cash	—	6,389
Accounts receivable, net	945	834
Inventory, net	7,551	4,817
Net investment in sales-type lease, current	46	—
Prepaid expenses and other current assets	993	1,391
Total current assets	67,756	16,606

Patent rights, net	3,659	811
Deposits for equipment	1,084	619
Right-of-use asset, net	1,148	1,200
Net investment in sales-type lease, non-current	45	—
Property and equipment, net	1,393	1,220
Goodwill	816	651
Restricted cash	92	92
Other assets	85	17
TOTAL ASSETS	$76,278	$21,216

LIABILITIES
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$6,233	$6,629
Operating lease liabilities, current	237	257
Deferred revenue	417	4,843
Line of credit	—	—
Notes payable, current	—	76
Total current liabilities	6,887	11,805

Notes payable, non-current	—	115
Deferred revenue - non-current	303	59
Operating lease liabilities, non-current	830	828
Total liabilities	8,020	12,807

COMMITMENTS AND CONTINGENCIES (NOTE 23)

STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Series A Preferred Stock, 1,500 shares designated, 0 and 1,391 shares issued and outstanding, respectively	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized, 23,603,996 and 14,852,023 shares issued and outstanding, respectively	23	15
Additional paid-in capital	118,374	58,581
Accumulated deficit	(50,290)	(50,215)
Accumulated other comprehensive (loss) income	151	28

Total Stockholders’ Equity	68,258	8,409
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$76,278	$21,216

Non-GAAP Financial Metrics

In addition to providing financial measurements based on generally accepted accounting principles in the United States (GAAP), we provide the following additional financial metrics that are not prepared in accordance with GAAP (non-GAAP): adjusted EBITDA, non-GAAP net income (loss), and non-GAAP net income (loss) per share (basic). Management uses these non-GAAP financial measures, in addition to GAAP financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes and to evaluate our financial performance. We believe that these non-GAAP financial measures help us to identify underlying trends in our business that could otherwise be masked by the effect of certain expenses that we exclude in the calculations of the non-GAAP financial measures.

Accordingly, we believe that these non-GAAP financial measures reflect our ongoing business in a manner that allows for meaningful comparisons and analysis of trends in the business and provides useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects.

These non-GAAP financial measures do not replace the presentation of our GAAP financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with GAAP. There are limitations in the use of non-GAAP measures, because they do not include all the expenses that must be included under GAAP and because they involve the exercise of judgment concerning exclusions of items from the comparable non-GAAP financial measure. In addition, other companies may use other non-GAAP measures to evaluate their performance, or may calculate non-GAAP measures differently, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.

Adjusted EBITDA

Adjusted EBITDA is defined as comprehensive income (loss) as reported in our consolidated statements of income excluding the impact of (i) depreciation and amortization; (ii) income tax provision (benefit); (iii) interest expense; (iv) stock-based compensation expense; (v) accretion of debt discounts; (vi) loss on extinguishment of debt; and (vii) warrant inducement expense. Our Adjusted EBITDA measure eliminates potential differences in performance caused by variations in capital structures (affecting finance costs), tax positions, the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense). We also exclude certain one-time and non-cash costs. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this report is as follows (in thousands):

	For the Three Months Ended
	August 31,
	2021	2020
Comprehensive loss	$(1,896)	$(546)

Adjustments:
Interest income	(13)	—
Income tax provision	(74)	—
Depreciation and amortization	136	75
Non-GAAP EBITDA	(1,847)	(471)

Stock-based compensation expense	981	11
Other financing costs	9	—
Non-GAAP adjusted EBITDA	$(857)	$(460)

Non-GAAP net income (loss) and non-GAAP net income (loss) per share

Non-GAAP net income (loss) is defined as comprehensive income (loss) as reported in our consolidated statements of income excluding the impact of (i) stock-based compensation expense; (ii) accretion of debt discounts; (iii) loss on extinguishment of debt; and (iv) warrant inducement expense. Our non-GAAP net income (loss) measure eliminates potential differences in performance caused by certain non-cash and one-time costs. We also provide non-GAAP net income (loss) per share by dividing non-GAAP net income (loss) by the average basic or diluted shares outstanding for the period. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this report is as follows (in thousands):

	For the Three Months Ended
	August 31,
	2021	2020
Comprehensive loss	$(1,896)	$(546)

Adjustments:
Stock-based compensation	981	11
Other financing costs	9	—
NON-GAAP NET LOSS	$(906)	$(535)

Non-GAAP net loss per share — basic	$(0.04)	$(0.04)
Weighted-average number of common shares outstanding during the period — basic	22,047,571	13,493,676

Adjusted EBITDA

Adjusted EBITDA is defined as comprehensive income (loss) as reported in our consolidated statements of income excluding the impact of (i) depreciation and amortization; (ii) income tax provision (benefit); (iii) interest expense; (iv) stock-based compensation expense; (v) accretion of debt discounts; (vi) loss on extinguishment of debt; and (vii) warrant inducement expense. Our Adjusted EBITDA measure eliminates potential differences in performance caused by variations in capital structures (affecting finance costs), tax positions, the cost and age of tangible assets (affecting relative depreciation expense) and the extent to which intangible assets are identifiable (affecting relative amortization expense). We also exclude certain one-time and non-cash costs. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this report is as follows (in thousands):

	For the Nine Months Ended
	August 31,
	2021	2020
Comprehensive loss	$48	$(10,796)

Adjustments:
Interest expense	24	233
Income tax provision	109	—
Depreciation and amortization	353	153
Non-GAAP EBITDA	534	(10,410)

Stock-based compensation expense	2,527	659
Accretion of debt discounts	—	755
Loss on extinguishment of debt	—	6,027
Warrant inducement expense	—	845
Other income: forgiveness of PPP loan	(190)	—
Other financing costs	18	—
Non-GAAP adjusted EBITDA	$2,889	$(2,124)

Non-GAAP net income (loss) and non-GAAP net income (loss) per share

Non-GAAP net income (loss) is defined as comprehensive income (loss) as reported in our consolidated statements of income excluding the impact of (i) stock-based compensation expense; (ii) accretion of debt discounts; (iii) loss on extinguishment of debt; and (iv) warrant inducement expense. Our non-GAAP net income (loss) measure eliminates potential differences in performance caused by certain non-cash and one-time costs. We also provide non-GAAP net income (loss) per share by dividing non-GAAP net income (loss) by the average basic or diluted shares outstanding for the period. Reconciliation to the most directly comparable GAAP measure of all non-GAAP measures included in this report is as follows (in thousands):

	For the Nine Months Ended
	August 31,
	2021	2020
Comprehensive loss	$48	$(10,796)

Adjustments:
Stock-based compensation	2,527	659
Accretion of debt discounts	—	755
Loss on extinguishment of debt	—	6,027
Warrant inducement expense	—	845
Other income	(190)	—
Other financing costs	18	—
NON-GAAP NET INCOME (LOSS)	2, 403	(2,510)
Preferred stock dividends	(1,043)	--
Non-GAAP net income (loss) available to common shareholders	$1,360	$(2,510)
Non-GAAP net income (loss) per share — basic	$0.07	$(0.21)
Weighted-average number of common shares outstanding during the period — basic	18,269,360	12,015,065